EXHIBIT 21

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization

Citizens Community, MHC	Citizens Community Bancorp	100%	United States

Citizens Community Bancorp	Citizens Community Federal	100%	United States

Citizens Community Federal	N/A		United States